Exhibit 10.2

EXECUTION VERSION

February 25, 2014

Bank of the West

300 S. Grand Ave., Suite 500

Los Angeles, CA 90071

Re:	Waiver to the Credit Agreement dated as of June 24, 2011 (this “Waiver”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 24, 2011 among UTi Worldwide Inc., an international business company incorporated under the laws of the British Virgin Islands with IBC No. 141257 (the “Borrower”), each of the Subsidiary Guarantors party thereto, and Bank of the West, a California banking corporation (the “Lender”), as amended pursuant to that certain Amendment No. 1 to Credit Agreement dated as of June 5, 2013, that certain Amendment No. 2 to Credit Agreement dated as of September 5, 2013 and that certain Amendment No. 3 to Credit Agreement dated as of December 5, 2013 (the “Credit Agreement”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower requests the waiver of certain provisions of the Credit Agreement as hereinafter provided.

Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof, this Waiver shall constitute a contract between us waiving compliance by the Borrower with certain provisions of the Credit Agreement, but only in the respects hereinafter set forth and only after the conditions set forth in Section 2 have been satisfied.

SECTION 1. WAIVER.

For the period beginning on January 31, 2014 and ending on April 15, 2014 (the “Waiver Period”), the Lender hereby waives any failure of the Borrower to be in compliance with (a) the covenants set forth in Section 7.03 (Consolidated Total Debt Coverage) and 7.12 (Minimum Debt Service Ratio) of the Credit Agreement and any other provision of the Credit Agreement as a result of the Borrower’s failure to be in compliance with Section 7.03 and 7.12 of the Credit Agreement, and (b) any provision or covenant of the Credit Agreement which would be impacted by or otherwise breached by the Capital Markets Transactions (as defined below). In addition, the Lender hereby waives the limitation on cash collateralizing letters of credit issued under the Global Credit Facilities contained in Section 6.11 of the Credit Agreement and the limitation to the incurrence of Liens contained in the last paragraph of Section 7.05 of the Credit Agreement to the extent that the Borrower posts cash collateral on the terms contained in, and in the amounts required by, the Waiver to RBS Facility (as defined below).

As used herein, “Capital Markets Transactions” means the issuance by the Borrower of a combination of preferred stock and convertible notes in registered offerings or private placements during the Waiver Period.

Effective as of April 16, 2014, such waiver shall be null and void retroactive to January 31, 2014.

SECTION 2. CONDITIONS PRECEDENT.

This Waiver shall not become effective until, and shall become effective on, the business day when each of the following conditions shall have been satisfied:

(a) The Lender shall have received this Waiver, duly executed by each Obligor.

(b) The Lender shall have consented to this Waiver as evidenced by its execution hereof.

(c) The representations and warranties of the Obligors set forth in Section 3 hereof shall be true and correct in all material respects as of the date of the execution and delivery of this Waiver.

(d) The Obligors shall have paid the fees and disbursements of the Lender’s special counsel incurred in connection with the negotiation, preparation, execution and delivery of this Waiver and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Borrower at the time of the execution and delivery of this Waiver.

(e) All corporate and other proceedings in connection with the transactions contemplated by this Waiver and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

(f) The Lender shall have received a fully executed copy of the letter agreement dated on or about the date hereof among the Borrower, each of the Subsidiary Guarantors party thereto and the holders named therein which waives certain provisions of the Note Purchase Agreement, dated as of January 25, 2013, in a form which is satisfactory in form and substance to the Lender (the “Waiver to Prudential Note Purchase Agreement”).

(g) The Lender shall have received a fully executed copy of the letter dated on or about the date hereof from Commerzbank Aktiengesellschaft to the Borrower which waives certain provisions of the Agreement relating to Credit Facility dated January 25, 2013, in a form which is satisfactory in form and substance to the Lender (the “Waiver to Commerzbank Facility”).

(h) The Lender shall have received a fully executed copy of the letter agreement dated on or about the date hereof between Nedbank Limited, acting through its London Branch, and the Borrower which waives certain provisions of the Amended and Restated Letter of Credit and Cash Draw Agreement, dated as of June 24, 2011, in a form which is satisfactory in form and substance to the Lender (the “Waiver to Nedbank Facility”).

(i) The Lender shall have received a fully executed copy of the letter agreement dated on or about the date hereof between The Royal Bank of Scotland plc and the Borrower which waives certain provisions of the Amended and Restated Letter of Credit Agreement dated June 24, 2011, in a form which is satisfactory in form and substance to the Lender (the “Waiver to RBS Facility”).

SECTION 3. REPRESENTATIONS AND WARRANTIES.

Each Obligor, jointly and severally, hereby represents and warrants that as of the date hereof and as of the date of execution and delivery of this Waiver:

(a) Each Obligor is duly organized and validly existing under the laws of its jurisdiction of organization.

(b) This Waiver and the transactions contemplated hereby are within the corporate powers of each Obligor, have been duly authorized by all necessary corporate action on the part of each Obligor and this Waiver has been duly executed and delivered by each Obligor and constitutes legal, valid and binding obligations of each Obligor enforceable in accordance with its terms.

(c) Each Obligor represents and warrants that there are no Defaults or Events of Default under the Credit Agreement, immediately after giving effect to this Waiver.

(d) The execution, delivery and performance of this Waiver by each Obligor does not and will not result in a violation of or default under (A) the articles of association or bylaws of any Obligor, (B) any material agreement to which any Obligor is a party or by which it is bound or to which any Obligor or any of their properties is subject, (C) any material order, writ, injunction or decree binding on any Obligor, or (D) any statute, regulation, rule or other law applicable to any Obligor in any material respect.

(e) No authorization, consent, approval, exemption or action by or notice to or filing with any court or administrative or governmental body (other than periodic filings with regulatory authorities, none of which are required to be filed as of the effective date of this Waiver and all of which the Borrower agrees to timely file) is required in connection with the execution and delivery of this Waiver or the consummation of the transactions contemplated thereby.

(f) No Obligor has paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby (other than, for the avoidance of doubt, the Capital Markets Transactions) including, without limitation thereof in connection with the Waiver to the Prudential Note Purchase Agreement, the Waiver to Commerzbank Facility, the Waiver to Nedbank Facility and the Waiver to RBS Facility, other than as set forth in such waivers and the payment of legal fees of counsel to the lenders and agents under such waivers.

(g) Each Subsidiary of the Borrower which is a guarantor under the Credit Agreement as of the date hereof is a Subsidiary Guarantor hereunder.

SECTION 4. MISCELLANEOUS.

Section 4.1. Except as amended herein, all terms and provisions of the Credit Agreement, the Notes, the Subsidiary Guarantee Agreement and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 4.2. Any and all notices, requests, certificates and other instruments, including the Notes, may refer to the “Credit Agreement” without making specific reference to this Waiver, but nevertheless all such references shall be deemed to include this Waiver unless the context shall otherwise require.

Section 4.3. This Waiver and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder.

Section 4.4. This Waiver shall be governed by and construed in accordance with New York law excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 4.5. The capitalized terms used in this Waiver shall have the respective meanings specified in the Credit Agreement unless otherwise herein defined, or the context hereof shall otherwise require.

Section 4.6. The execution hereof by the Lender shall constitute a contract among the Obligors and the Lender for the uses and purposes hereinabove set forth. This Waiver may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

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Very truly yours,

UTi WORLDWIDE INC.

By	/s/ Lance E. D’Amico
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

UTI (AUST) PTY LIMITED
UTI BELGIUM N.V.
UTI LOGISTICS N.V.
UTI NETWORKS LIMITED
UTI, CANADA, INC.
UTI CANADA CONTRACT LOGISTICS INC.
UTI DEUTSCHLAND GMBH
UTI (HK) LIMITED
UTI GLOBAL SERVICES B.V.
UTI NEDERLAND B.V.
UTI TECHNOLOGY SERVICES PTE. LTD.
UTI WORLDWIDE (SINGAPORE) PTE LTD
SERVICIOS LOGISTICOS INTEGRADOS SLI SA
UTI IBERIA S.A.
UTI WORLDWIDE (UK) LIMITED
UTI INVENTORY MANAGEMENT SOLUTIONS INC.
CONCENTREK, INC.
INTRANSIT, INC.
MARKET TRANSPORT, LTD.
SAMMONS TRANSPORTATION, INC.
UTI, UNITED STATES, INC.
UTI INTEGRATED LOGISTICS, LLC
KABUSHIKI KAISHA UTI

By	/s/ Lance E. D’Amico
Authorized Signatory

GODDARD COMPANY LIMITED
PYRAMID FREIGHT (PROPRIETARY) LIMITED
UTI INTERNATIONAL INC.

By	/s/ Lance E. D’Amico
Duly Authorized Signatory (acting pursuant to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

This foregoing Waiver is hereby accepted and agreed to as of the date aforesaid.

BANK OF THE WEST

By	/s/ Nino Cordoves
Name: Nino Cordoves
Title: Vice President